ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 18, 2013

BY AND AMONG

NOHO, INC. (“NOHO”), a Wyoming corporation,

DOLCE SUB CO (“DOLCE SUBCO”), a Nevada corporation

AND

DOLCE BEVUTO, INC. (“DB”), a Nevada corporation.

TABLE OF CONTENTS

ARTICLE 1. The Merger	1
Section 1.1. The Merger	1
Section 1.2. Effective Time	1
Section 1.3. Closing of the Merger	2
Section 1.4. Effects of the Merger	2
Section 1.5. Articles of Incorporation; Bylaws	2
Section 1.6. Board of Directors and Officers	2
Section 1.7. Conversion of Shares	2
Section 1.8. Exchange of Certificates	3
Section 1.9. Stock Options	4
Section 1.10. Warrants	5
Section 1.11. Taking of Necessary Action; Further Action	5

ARTICLE 2. Representations and Warranties of NOHO	5
Section 2.1. Organization and Qualification	5
Section 2.2. Capitalization of NOHO	6
Section 2.3. Authority Relative to this Agreement; Recommendation	6
Section 2.4. SEC Reports; Financial Statements	7
Section 2.5. Information Supplied	8
Section 2.6. Consents and Approvals; No Violations	8
Section 2.7. No Default	8
Section 2.8. No Undisclosed Liabilities; Absence of Changes	9
Section 2.9. Litigation	9
Section 2.10. Compliance with Applicable Law	9
Section 2.11. Employee Benefit Plans; Labor Matters	10
Section 2.12. Environmental Laws and Regulations	11
Section 2.13. Tax Matters	12
Section 2.14. Title To Property	12
Section 2.15. Intellectual Property	12
Section 2.16. Insurance	13
Section 2.17. Vote Required	13
Section 2.18. Tax Treatment	13
Section 2.19. Affiliates	13
Section 2.20. Certain Business Practices	13
Section 2.21. Insider Interests	13
Section 2.22. Opinion of Financial Adviser	14
Section 2.23. Brokers	14
Section 2.24. Disclosure	14
Section 2.25. No Existing Discussion	14
Section 2.26. Material Contracts	14

ARTICLE 3. Representations and Warranties of DB	15
Section 3.1. Organization and Qualification	15
Section 3.2. Capitalization of DB	16
Section 3.3. Authority Relative to this Agreement; Recommendation	16
Section 3.4. SEC Reports; Financial Statements	17
Section 3.5. Information Supplied	17
Section 3.6. Consents and Approvals; No Violations	17
Section 3.7. No Default	17
Section 3.8 No Undisclosed Liabilities; Absence of Changes	18
Section 3.9. Litigation	18
Section 3.10. Compliance with Applicable Law	18
Section 3.11. Employee Benefit Plans; Labor Matters	19
Section 3.12. Environmental Laws and Regulations	20
Section 3.13. Tax Matters	20
Section 3.14. Title to Property	20
Section 3.15. Intellectual Property	21
Section 3.16. Insurance	21
Section 3.17. Vote Required	21
Section 3.18. Tax Treatment	21
Section 3.19. Affiliates	22
Section 3.20. Certain Business Practices	22
Section 3.21. Insider Interests	22
Section 3.22. Opinion of Financial Adviser	22
Section 3.23. Brokers	22
Section 3.24. Disclosure	22
Section 3.25. No Existing Discussions	22
Section 3.26. Material Contracts	14

ARTICLE 4. Covenants	23
Section 4.1. Conduct of Business of NOHO	23
Section 4.2. Conduct of Business of DB	25
Section 4.3. Preparation of 8-K	27
Section 4.4. Other Potential Acquirers	27
Section 4.5. Meetings of Stockholders	27
Section 4.6. FINRA OTC:QB Listing	27
Section 4.7. Access to Information	27
Section 4.8. Additional Agreements; Reasonable Efforts	28
Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans	28
Section 4.10. Public Announcements	28
Section 4.11. Indemnification	29
Section 4.12. Notification of Certain Matters	30

ARTICLE 5. Conditions to Consummation of the Merger	30
Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger	30
Section 5.2. Conditions to the Obligations of NOHO	31
Section 5.3. Conditions to the Obligations of DB	31

ARTICLE 6. Termination; Amendment; Waiver
Section 6.1. Termination	32
Section 6.2. Effect of Termination	32
Section 6.3. Fees and Expenses	33
Section 6.4. Amendment	33
Section 6.5. Extension; Waiver	33
Section 6.6. Return of 12,713,763 shares of NOHO	34
Section 6.7. Resignation of Board Members and Rescission of the cancellation of 19,760,000 shares	34

ARTICLE 7. Miscellaneous	34
Section 7.1. Non-survival of Representations and Warranties	34
Section 7.2. Entire Agreement; Assignment	34
Section 7.3. Validity	34
Section 7.4. Notices	34
Section 7.5. Governing Law	35
Section 7.6. Descriptive Headings	35
Section 7.7. Parties in Interest	35
Section 7.8. Certain Definitions	35
Section 7.9. Personal Liability	36
Section 7.10. Specific Performance	36
Section 7.11. Counterparts	36
Section 7.12. Conflict Waiver	36

Signatures	37

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 18, 2013, is by and among NOHO, Inc., a Wyoming corporation (“NOHO”), Dolce Sub Co, a Nevada corporation and wholly owned subsidiary of NOHO, (“ Dolce Sub Co”) and Dolce Bevuto, Inc., a Nevada corporation (“DB”), Dolce Sub Co and DB being the constituent entities in the Merger.

Whereas, the Boards of Directors of NOHO, Dolce Sub Co and DB each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between NOHO, Dolce Sub Co, and DB and supersedes and replaces all prior or existing written and oral agreements, between NOHO, Dolce Sub Co, and DB with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, NOHO, Dolce Sub Co, and DB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, NOHO, Dolce Sub Co, and DB hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), Dolce Sub Co shall be merged with and into DB (the “Merger”). Following the Merger, DB shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of Dolce Sub Co shall cease. DB shall continue its existence as a wholly owned subsidiary of NOHO.  The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of NOHO, Dolce Sub Co, and DB, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada and for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective on March 25, 2013 as set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place on March 25, 2013 upon satisfaction of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Stoecklein Law Group, LLP, 401 West A Street, Suite 1150, San Diego, California 92101, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of Dolce Sub Co shall vest in the Surviving Corporation, and all debts, liabilities and duties of Dolce Sub Co shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, DB shall remain a wholly owned subsidiary of NOHO.

Section 1.5. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of DB in the respective forms delivered by DB to NOHO prior to the date of this Agreement will remain in full force and effect and will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of Dolce Sub Co. At or prior to the Effective Time, NOHO agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Dolce Sub Co to be one (1) person and (ii) to cause John Grdina, (the “NOHO Designee”) to be elected as the sole director of Dolce Sub Co.

(b) Board of Directors of NOHO. At or prior to the Effective Time each of DB and NOHO agree to take such action as is necessary to cause the number of Directors comprising the full Board of Directors of NOHO to be such number as is determined by John Grdina and composed of such members as designated by John Grdina (the “DB Designee”). If the DB Designee shall decline or be unable to serve as a director prior to the Effective Time, DB shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed, John Grdina shall be Chief Executive Officer, President, Secretary and Treasurer of the Surviving Corporation.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, no par value per share of DB (individually a "DB Share" and collectively, the "DB Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of DB, NOHO, or the holder thereof, be converted into and shall become fully paid and nonassessable NOHO common shares determined by dividing (i) the total number of shares of DB, One Hundred Sixty Five Million Two Hundred Seventy Eight Thousand Nine Hundred Twenty Two (165,278,922) outstanding immediately prior to the Effective Time by (ii) Twelve Million Seven Hundred and One Thousand Two Hundred Sixty Three (12,701,263) (such quotient, the “Exchange Ratio”). The holder of one or more shares of DB common stock shall be entitled to receive in exchange therefore a number of shares of NOHO Common Stock equal to the product of (x) By way of example, 165,278,922/12,713,763 = 13 (the Exchange Ratio). So for every thirteen (13) shares of DB stock held the shareholder will be issued one (1) NOHO share. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of NOHO Common Stock or DB Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of NOHO Common Stock into which each share of DB Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b)  DB hereby acknowledges that (i) the NOHO Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the NOHO Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each DB Share held in the treasury of DB, by DB immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of DB, Dolce Sub Co or NOHO be canceled, retired and cease to exist and no payment shall be made with respect thereto.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, NOHO shall enter into an agreement with, and shall deposit with, Stoecklein Law Group, LLP or such other agent or agents as may be satisfactory to NOHO and DB (the “Exchange Agent”), for the benefit of the holders of DB Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of NOHO Shares to be issued to holders of DB Shares issuable pursuant to Section 1.7 in exchange for outstanding DB Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding DB Shares (the “Certificates”) whose shares were converted into the right to receive NOHO Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DB and NOHO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing NOHO Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole NOHO Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DB Shares which are not registered in the transfer records of DB, a certificate representing the proper number of NOHO Shares may be issued to a transferee if the Certificate representing such DB Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or NOHO to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing NOHO Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to NOHO Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the NOHO Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for DB Shares or NOHO Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such NOHO Shares and cash in lieu of fractional NOHO Shares, if any, as may be required pursuant to this Agreement; provided, however, that NOHO or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All NOHO Shares issued upon the surrender for exchange of DB Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such DB Shares. There shall be no further registration of transfers on the stock transfer books of either of DB or NOHO of the DB Shares or NOHO Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to NOHO for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional NOHO Shares shall be issued in the Merger, but in lieu thereof each holder of DB Shares otherwise entitled to a fractional NOHO Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase DB Shares, if any (a “DB Stock Option” or collectively, “DB Stock Options”) issued pursuant to any DB Stock Option Plan or DB Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Warrants. At the Effective Time, each outstanding warrant to purchase DB Shares, if any (a “DB Warrant” or collectively, “DB Warrants”) issued and pursuant to any DB Warrant Agreement as disclosed in Schedule 3.2 shall convert to the right to receive replacement NOHO Warrants, adjusted to reflect the proportionate reduction in number of shares as set forth in section 1.7 above. The Exercise Price per Warrant Share in effect at the time of the record date for the determination of Stockholders entitled to receive shares pursuant to section 1.7 shall be adjusted so that it shall equal the price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action.  Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable.

Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, DB or NOHO reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest NOHO with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DB, the officers and directors of NOHO and DB are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of NOHO

Except as set forth on the Disclosure Schedule delivered by NOHO and Dolce Sub Co to DB (the “NOHO Disclosure Schedule”), NOHO and Dolce Sub Co hereby represent and warrant to DB as follows:

Section 2.1. Organization and Qualification.

(a) Each of NOHO and Dolce Sub Co is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on NOHO. When used in connection with NOHO, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of NOHO, other than any change or effect arising out of general economic conditions unrelated to any business in which NOHO is engaged, or (ii) that may impair the ability of NOHO to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) NOHO has heretofore delivered to DB accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of NOHO. Except as set forth on Schedule 2.1 of the NOHO Disclosure Schedule, NOHO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on NOHO.

Section 2.2. Capitalization of NOHO.

(a) The authorized capital stock of NOHO consists of: (i) Seven Hundred Sixty Million (760,000,000) NOHO Common Shares, par value $0.001 per share, of which, as of January 30, 2013, a total 22,861,676 NOHO Shares were issued and outstanding. At or prior to the Effective Time the total issued and outstanding shares of NOHO will be approximately 15,803,439 (pursuant to Section 5.3(d) the cancellation of 19,760,000 shares held by Eric Lindberg and pursuant to Section 1.7(a) the issuance of 12,713,763 shares to DB). The authorized capital stock of Dolce Sub Co consists of One Million (1,000,000) shares of common stock ("Dolce Sub Co Shares"), of which, at the Effective Time, One thousand (1,000) shares will be issued and outstanding.  All of the outstanding NOHO Shares and Dolce Sub Co Shares have been or at the Effective Time will be duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of NOHO or Dolce Sub Co, (ii) securities of NOHO convertible into or exchangeable for shares of capital stock or voting securities of NOHO or Dolce Sub Co, (iii) options or other rights to acquire from NOHO or Dolce Sub Co and, except as described in the NOHO SEC Reports (as defined below), no obligations of NOHO or Dolce Sub Co to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of NOHO or Dolce Sub Co, and (iv) equity equivalents, interests in the ownership or earnings of NOHO or Dolce Sub Co or other similar rights (collectively, “NOHO Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the NOHO Disclosure Schedule there are no outstanding obligations of NOHO or its subsidiaries to repurchase, redeem or otherwise acquire any NOHO Securities or stockholder agreements, voting trusts or other agreements or understandings to which NOHO is a party or by which it is bound relating to the voting or registration of any shares of capital stock of NOHO. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The NOHO Shares constitute the only class of equity securities of NOHO registered under the Exchange Act.

(c) Other than its 100% ownership of Dolce Sub Co, NOHO does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) NOHO and Dolce Sub Co have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of NOHO (the “NOHO Board”) and the Board of Directors of Dolce Sub Co and no other corporate proceedings on the part of NOHO or Dolce Sub Co are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.3(b) and Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Dolce Sub Co Shares. This Agreement has been duly and validly executed and delivered by NOHO and Dolce Sub Co and constitutes a valid, legal and binding agreement of NOHO and Dolce Sub Co, enforceable against NOHO and Dolce Sub Co in accordance with its terms.

(b) The NOHO Board has resolved to recommend that NOHO, the sole stockholder of Dolce Sub Co, approve and adopt this Agreement. Additionally, the Board has resolved to recommend that Dolce Sub Co stockholders approve and adopt this Agreement, and the actions required to be taken to effectuate the terms and conditions set forth in this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) NOHO has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from the Company’s inception through the period ended October 31, 2012, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. NOHO has heretofore delivered or promptly will deliver prior to the Effective Date to DB, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the year ended October 31, 2012, (ii) its Quarterly Report on Form 10-Q for the period ended July 31, 2012, (iii) all definitive proxy statements relating to NOHO’s meetings of stockholders (whether annual or special) held since October 31, 2012, if any, and (iv) all other reports or registration statements filed by NOHO with the SEC since December 15, 2011. None of such NOHO SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of NOHO included in the NOHO SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of NOHO as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the NOHO SEC Reports have been so filed.

(b) NOHO has heretofore made available or promptly will make available to DB a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by NOHO with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by NOHO for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to stockholders of NOHO, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the Financial Industry Regulatory Authority (“FINRA”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the NOHO Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by NOHO and Dolce Sub Co of this Agreement or the consummation by NOHO and Dolce Sub Co of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on NOHO or Dolce Sub Co.

Except as set forth in Section 2.6 of the NOHO Disclosure Schedule, neither the execution, delivery and performance of this Agreement by NOHO and Dolce Sub Co nor the consummation by NOHO or Dolce Sub Co of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of NOHO or Dolce Sub Co, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NOHO is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to NOHO or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on NOHO or Dolce Sub Co.

Section 2.7. No Default. Except as set forth in Section 2.7 of the NOHO Disclosure Schedule, neither NOHO nor Dolce Sub Co is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NOHO is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to NOHO or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on NOHO or Dolce Sub Co. Except as set forth in Section 2.7 of the NOHO Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NOHO is now a party or by which its respective properties or assets may be bound that is material to NOHO or Dolce Sub Co and that has not expired is in full force and effect and is not subject to any material default thereunder of which NOHO or Dolce Sub Co is aware by any party obligated to NOHO thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the NOHO Disclosure Schedule and except as and to the extent publicly disclosed by NOHO in the NOHO SEC Reports, as of January 30, 2013, NOHO does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of NOHO (including the notes thereto) or which would have a Material Adverse Effect on NOHO. Except as publicly disclosed by NOHO, since October 31, 2012, NOHO has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to NOHO having or which reasonably could be expected to have, a Material Adverse Effect on NOHO. Except as and to the extent publicly disclosed by NOHO in the NOHO SEC Reports and except as set forth in Section 2.8 of the NOHO Disclosure Schedule, since October 31, 2012, there has not been (i) any material change by NOHO in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by NOHO of any of its assets having a Material Adverse Effect on NOHO, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by NOHO in the NOHO SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of NOHO, threatened against NOHO or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on NOHO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by NOHO in the NOHO SEC Reports, NOHO is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on NOHO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by NOHO in the NOHO SEC Reports, NOHO and Dolce Sub Co hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “NOHO Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on NOHO. Except as publicly disclosed by NOHO in the NOHO SEC Reports, NOHO is in compliance with the terms of the NOHO Permits, except where the failure to so comply would not have a Material Adverse Effect on NOHO. Except as publicly disclosed by NOHO in the NOHO SEC Reports, the business of NOHO is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on NOHO. Except as publicly disclosed by NOHO in the NOHO SEC Reports, no investigation or review by any Governmental Entity with respect to NOHO is pending or, to the knowledge of NOHO, threatened, nor, to the knowledge of NOHO, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which NOHO reasonably believes will not have a Material Adverse Effect on NOHO.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the NOHO Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to at any time by NOHO or any entity required to be aggregated with NOHO pursuant to Section 414 of the Code (each, a “NOHO Employee Plan”), no event has occurred and to the knowledge of NOHO, no condition or set of circumstances exists in connection with which NOHO could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on NOHO.

(b) (i) No NOHO Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each NOHO Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the NOHO Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any NOHO Stock Options, together with the number of NOHO Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the NOHO Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. NOHO has furnished DB with complete copies of the plans pursuant to which the NOHO Stock Options were issued. Other than the automatic vesting of NOHO Stock Options that may occur without any action on the part of NOHO or its officers or directors, NOHO has not taken any action that would result in any NOHO Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) NOHO has made available to DB (i) a description of the terms of employment and compensation arrangements of all officers of NOHO and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating NOHO to make annual cash payments in an amount exceeding $2,000; (iii) a schedule listing all officers of NOHO who have executed a non-competition agreement with NOHO and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of NOHO with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of NOHO with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the NOHO Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any NOHO Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of NOHO, threatened, between NOHO and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on NOHO. Neither NOHO nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NOHO or any of its subsidiaries (and neither NOHO nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does NOHO know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. NOHO has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by NOHO in the NOHO SEC Reports, (i) NOHO is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on NOHO, which compliance includes, but is not limited to, the possession by NOHO of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) NOHO has not received written notice of, or, to the knowledge of NOHO, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on NOHO; and (iii) to the knowledge NOHO, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by NOHO, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on NOHO that are pending or, to the knowledge of NOHO, threatened against NOHO or, to the knowledge of NOHO, against any person or entity whose liability for any Environmental Claim NOHO has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the NOHO Disclosure Schedule: (i) NOHO has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of NOHO and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to NOHO  have been paid in full or have been provided for in accordance with GAAP on NOHO’s most recent balance sheet which is part of the NOHO SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to NOHO; (iv) to the knowledge of NOHO none of the Tax Returns of or with respect to NOHO is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to NOHO which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. NOHO has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on NOHO; and, to NOHO’s knowledge, all leases pursuant to which NOHO leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of NOHO, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which NOHO has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on NOHO.

Section 2.15. Intellectual Property.

(a) NOHO owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “NOHO Intellectual Property Rights”).

(b) The validity of the NOHO Intellectual Property Rights and the title thereto of NOHO is not being questioned in any litigation to which NOHO is a party.

(c) Except as set forth in Section 2.15(c) of the NOHO Disclosure Schedule, the conduct of the business of NOHO as now conducted does not, to NOHO’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any NOHO Intellectual Property Rights.

(d) NOHO has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where NOHO has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. NOHO currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Dolce Sub Co Shares are the only vote of the holders of any class or series of Dolce Sub Co’s capital stock and NOHO necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither NOHO or Dolce Sub Co nor, to the knowledge of NOHO or Dolce Sub Co, any of their affiliates have taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the directors and executive officers of NOHO, each of whom is listed in Section 2.19 of the NOHO Disclosure Schedule, there are no persons who, to the knowledge of NOHO, may be deemed to be affiliates of NOHO under Rule 1-02(b) of Regulation S-X of the SEC (the “NOHO Affiliates”).

Section 2.20. Certain Business Practices. None of NOHO or Dolce Sub Co or any directors, officers, agents or employees of NOHO or Dolce Sub Co has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the NOHO Disclosure Schedule, no officer or director of NOHO has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or NOHO Intellectual Property Rights, used in or pertaining to the business of NOHO, except for the ordinary rights of a stockholder or employee stock option-holder.

Section 2.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist NOHO in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 2.23. Brokers. No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NOHO or Dolce Sub Co.

Section 2.24. Disclosure. No representation or warranty of NOHO or Dolce Sub Co in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to DB pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, NOHO is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) NOHO and Dolce Sub Co have delivered or otherwise made available to DB true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either NOHO and Dolce Sub Co is a party affecting the obligations of any party thereunder) to which either NOHO or Dolce Sub Co is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of NOHO or Dolce Sub Co taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of NOHO or Dolce Sub Co taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which NOHO is a party involving employees of NOHO); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since October 31, 2012; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “NOHO Contracts”). Neither NOHO nor Dolce Sub Co is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the NOHO Contracts is valid and enforceable in accordance with its terms, and there is no default, other than what has been previously disclosed in NOHO’s SEC reports, under any NOHO Contract so listed either by NOHO or Dolce Sub Co or, to the knowledge of NOHO or Dolce Sub Co, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by NOHO or Dolce Sub Co or, to the knowledge of NOHO or Dolce Sub Co, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on NOHO or Dolce Sub Co.

(c) No party to any such NOHO Contract has given notice to NOHO of or made a claim against NOHO or Dolce Sub Co with respect to any breach or default thereunder, other than what has been previously disclosed in NOHO’s SEC reports, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on NOHO or Dolce Sub Co.

ARTICLE 3

Representations and Warranties of DB

Except as set forth on the Disclosure Schedule delivered by DB to NOHO (the “DB Disclosure Schedule”), DB hereby represents and warrants to NOHO as follows:

Section 3.1. Organization and Qualification.

(a) DB is duly organized, validly existing and will be in good standing under the laws of the jurisdiction of its incorporation (Nevada) or organization prior to Close, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on DB. When used in connection with DB, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of DB, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which DB is engaged, or (ii) that may impair the ability of DB to consummate the transactions contemplated hereby.

(b) DB has heretofore delivered to NOHO accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of DB. DB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on DB.

Section 3.2. Capitalization of DB.

(a) As of the date of this Agreement, the authorized capital stock of DB consists of; (i) Two Hundred Million (200,000,000) DB Common Shares, no par value per share, of which, One Hundred Sixty Five Million Two Hundred Seventy Eight Thousand Nine Hundred Twenty Two (165,278,922) common Shares were issued and were outstanding; and, (ii) Ten Million (10,000,000) DB Preferred Shares, no par value per share, of which no  (-0-) shares are issued or outstanding. All of the outstanding DB Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the DB Disclosure Schedule, between September 30, 2012 and the date hereof, no shares of DB’s capital stock have been issued and no DB Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of DB, (ii) securities of DB convertible into or exchangeable for shares of capital stock or voting securities of DB, (iii) options or other rights to acquire from DB, or obligations of DB to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DB, or (iv) equity equivalents, interests in the ownership or earnings of DB or other similar rights (collectively, “DB Securities”). As of the date hereof, there are no outstanding obligations of DB to repurchase, redeem or otherwise acquire any DB Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which DB is a party or by which it is bound relating to the voting or registration of any shares of capital stock of DB.

(c) Except as set forth in Section 3.2(c) of the DB Disclosure Schedule, there are no securities of DB convertible into or exchangeable for, no options or other rights to acquire from DB, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of DB.

(d) The DB Shares constitute the only class of equity securities of DB.

(e) Except as set forth in Section 3.2(e) of the DB Disclosure Schedule, DB does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) DB has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of DB (the “DB Board”), and no other corporate proceedings on the part of DB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding DB Shares. This Agreement has been duly and validly executed and delivered by DB and constitutes a valid, legal and binding agreement of DB, enforceable against DB in accordance with its terms.

(b) The DB Board has resolved to recommend that the stockholders of DB approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. DB is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by DB for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the DB Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of FINRA, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by DB of this Agreement or the consummation by DB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on DB.

Neither the execution, delivery and performance of this Agreement by DB nor the consummation by DB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of DB, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DB is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to DB or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on DB.

Section 3.7. No Default. DB is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DB is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to DB, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on DB. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DB is now a party or by which it or any of its properties or assets may be bound that is material to DB taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which DB is aware by any party obligated to DB thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by DB, DB has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of DB (including the notes thereto) or which would have a Material Adverse Effect on DB. Except as disclosed by DB, DB has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to DB having or which could reasonably be expected to have, a Material Adverse Effect on DB. Except as and to the extent disclosed by DB there has not been (i) any material change by DB in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by DB of any of its assets having a Material Adverse Effect on DB, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the DB Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of DB, threatened against DB or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on DB or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by DB, DB is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on DB or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by DB, DB holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “DB Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on DB. Except as disclosed by DB, DB is in compliance with the terms of the DB Permits, except where the failure so to comply would not have a Material Adverse Effect on DB. Except as disclosed by DB, the businesses of DB is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on DB. Except as disclosed by DB no investigation or review by any Governmental Entity with respect to DB is pending or, to the knowledge of DB, threatened, nor, to the knowledge of DB, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which DB reasonably believes will not have a Material Adverse Effect on DB.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by DB or any entity required to be aggregated with DB pursuant to Section 414 of the Code (each, a “DB Employee Plan”), no event has occurred and, to the knowledge of DB, no condition or set of circumstances exists in connection with which DB could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on DB.

(b) (i) No DB Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each DB Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the DB Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any DB Stock Options, together with the number of DB Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the DB Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. DB has furnished NOHO with complete copies of the plans pursuant to which the DB Stock Options were issued. Other than the automatic vesting of DB Stock Options that may occur without any action on the part of DB or its officers or directors, DB has not taken any action that would result in any DB Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) DB has made available to NOHO (i) a description of the terms of employment and compensation arrangements of all officers of DB and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating DB to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of DB who have executed a non-competition agreement with DB and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of DB with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the DB with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the DB Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any DB Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of DB threatened, between DB and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on DB. DB is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by DB (and DB does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does DB know of any activities or proceedings of any labor union to organize any of its or employees. DB has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by DB, (i) DB is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on DB, which compliance includes, but is not limited to, the possession by DB of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) DB has not received written notice of, or, to the knowledge of DB, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on DB; and (iii) to the knowledge of DB, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by DB, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on DB that are pending or, to the knowledge of DB, threatened against DB or, to the knowledge of DB, against any person or entity whose liability for any Environmental Claim DB has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the DB Disclosure Schedule: (i) DB has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of DB and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to DB have been paid in full or have been provided for in accordance with GAAP on DB’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to DB; (iv) to the knowledge of DB none of the Tax Returns of or with respect to DB is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to DB which has not been abated or paid in full.

Section 3.14. Title to Property. DB has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on DB; and, to DB’s knowledge, all leases pursuant to which DB leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of DB, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which DB has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on DB.

Section 3.15. Intellectual Property.

(a) DB owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “DB Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the DB Disclosure Schedule the validity of the DB Intellectual Property Rights and the title thereto of DB, as the case may be, is not being questioned in any litigation to which DB is a party.

(c) The conduct of the business of DB as now conducted does not, to DB’s knowledge, infringe any valid patents, trademarks, trade-names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any DB Intellectual Property Rights.

(d) DB has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where DB has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. DB currently does maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding DB Shares is the only vote of the holders of any class or series of DB’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither DB nor, to the knowledge of DB, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of DB, each of whom is listed in Section 3.19 of the DB Disclosure Schedule, there are no persons who, to the knowledge of DB, may be deemed to be affiliates of DB under Rule 1-02(b) of Regulation S-X of the SEC (the “DB Affiliates”).

Section 3.20. Certain Business Practices. None of DB, or any of the DB directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the DB Disclosure Schedule, no officer or director of DB has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or DB Intellectual Property Rights, used in or pertaining to the business of DB, except for the ordinary rights of a stockholder or employee stock option holder.

Section 3.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist DB in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DB.

Section 3.24. Disclosure. No representation or warranty of DB in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to NOHO pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, DB is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 3.26. Material Contracts.

(a) DB has delivered or otherwise made available to NOHO true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which DB is a party affecting the obligations of any party thereunder) to which DB is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of DB taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of DB taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which DB is a party involving employees of DB); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “DB Contracts”). DB is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the DB Contracts is valid and enforceable in accordance with its terms, and there is no default under any DB Contract so listed either by DB or, to the knowledge of DB, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by DB or, to the knowledge of DB, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on DB.

(c) No party to any such DB Contract has given notice to DB of or made a claim against DB with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on DB.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of NOHO. Except as contemplated by this Agreement or as described in Section 4.1 of the NOHO Disclosure Schedule, during the period from the date hereof to the Effective Time, NOHO will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the NOHO Disclosure Schedule, prior to the Effective Time, NOHO will not, without the prior written consent of DB:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; except as set forth herein;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NOHO (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of NOHO; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent NOHO from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2013 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2012 in amounts previously disclosed to DB (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to NOHO);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business or as a result of the Closing Conditions of this Merger Agreement that have been described in the agreement);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to NOHO; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to NOHO;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby beyond those described as Closing Conditions to this agreement, or (ii) the settlement or compromise of which could have a Material Adverse Effect on NOHO;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of NOHO contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of DB. Except as contemplated by this Agreement or as described in Section 4.2 of the DB Disclosure Schedule during the period from the date hereof to the Effective Time, DB will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the DB Disclosure Schedule, prior to the Effective Time, DB will not, without the prior written consent of NOHO:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of DB (other than this Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of DB; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent DB from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2013 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2012 in amounts previously disclosed to NOHO (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to DB);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to DB; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $40,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to DB;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on DB;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of DB contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. DB and NOHO shall promptly prepare and file with the SEC a Current Report on Form 8-K within four (4) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) DB and NOHO, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. DB shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of Dolce Sub Co and the General Corporation Law of its respective state, and its charter and bylaws, in the case of DB. Dolce Sub Co and DB will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters. It is not anticipated that NOHO will require a stockholder meeting for approval of this Agreement.

Section 4.6. FINRA OTC:QB Listing. The parties shall use all reasonable efforts to continue to cause the NOHO Shares, subject to Rule 144, to be traded on the Over-the-Counter Quotation Board.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, NOHO will give DB and its authorized representatives, and DB will give NOHO and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, NOHO shall make available to DB, and DB will make available to NOHO, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, DB, Dolce Sub Co and NOHO agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the DB and Dolce Sub Co stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of DB employee benefit plans (other than stock option or other plans involving the potential issuance of securities of NOHO) which, in the aggregate, are not less favorable than those currently provided by DB. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. DB and NOHO will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with FINRA Over-the-Counter Quotation Board (OTC:QB) as determined by DB or NOHO.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, NOHO and Dolce Sub Co shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) NOHO shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to NOHO, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) NOHO will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and NOHO’ certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to NOHO and the Indemnified Party; provided, however, that NOHO shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

 (b) In the event NOHO or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of NOHO shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of NOHO and DB and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in NOHO’s and DB’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Dolce Sub Co and DB;

(b) this Agreement shall have been approved and adopted by the Board of Directors of NOHO, Dolce Sub Co and DB;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of NOHO and Dolce Sub Co. The obligation of NOHO and Dolce Sub Co to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of DB contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on DB) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing DB shall have delivered to NOHO a certificate to that effect;

(b) each of the covenants and obligations of DB to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing DB shall have delivered to NOHO a certificate to that effect;

(c) DB shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of DB under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of NOHO, individually or in the aggregate, have a Material Adverse Effect on DB;

(d) DB shall have obtained the cancellation of all options, warrants, or other agreements relating to the right to receive securities of DB, except as such rights are set forth in the DB schedules as attached hereto;

(e) DB shall have provided NOHO with (i) audited financial statements for Dolce Bevuto LLC, for the years ended December 31, 2011 and December 31, 2010 and (ii) unaudited and un-reviewed financial statements for September 30, 2012 or any shorter period thereof in compliance with SEC Rule SX;  and,

(f) DB shall have provided NOHO with executed copies of the Lockup and Leakout Agreement dated March 18, 2013 by each DB shareholder;

(g) there shall have been no events, changes or effects with respect to DB having or which could reasonably be expected to have a Material Adverse Effect on DB.

Section 5.3. Conditions to the Obligations of DB. The respective obligations of DB to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of NOHO and Dolce Sub Co contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on NOHO) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing NOHO shall have delivered to DB a certificate to that effect;

(b) each of the covenants and obligations of NOHO to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing NOHO shall have delivered to DB a certificate to that effect;

(c) NOHO shall have completed cancellation of 19,760,000 shares of common stock held by Mr. Eric Lindberg;

(d) NOHO shall have delivered 12,713,763 shares of Common Stock of NOHO, pursuant to Section 1.7; and

(e) there shall have been no events, changes or effects with respect to NOHO having or which could reasonably be expected to have a Material Adverse Effect on NOHO.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Dolce Sub Co’s or DB’s stockholders:

(a) by mutual written consent of NOHO and DB;

(b) by DB or NOHO if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Merger has not been consummated by ; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by NOHO if (i) there shall have been a breach of any representation or warranty on the part of DB set forth in this Agreement, or if any representation or warranty of DB shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by March 25, 2013 (or as otherwise extended), (ii) there shall have been a breach by DB of any of their respective covenants or agreements hereunder having a Material Adverse Effect on DB or materially adversely affecting (or materially delaying) the consummation of the Merger, and DB, as the case may be, has not cured such breach within 20 business days after notice by NOHO thereof, provided that NOHO has not breached any of its obligations hereunder, and (iii) DB shall have failed to acquire the cancellation of any options, warrants, except as set forth in the disclosure schedule.

(d) by DB if (i) there shall have been a breach of any representation or warranty on the part of NOHO or Dolce Sub Co set forth in this Agreement, or if any representation or warranty of NOHO or Dolce Sub Co shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by March 25, 2013 (or as otherwise extended), (ii) there shall have been a breach by NOHO or Dolce Sub Co of its covenants or agreements hereunder having a Material Adverse Effect on NOHO or materially adversely affecting (or materially delaying) the consummation of the Merger, and NOHO, as the case may be, has not cured such breach within twenty business days after notice by DB thereof, provided that DB has not breached any of its obligations hereunder, (iii) the NOHO Board shall have recommended to Dolce Sub Co’s stockholders a Superior Proposal, (iv) the NOHO Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) DB shall have failed to obtain the requisite vote of its stockholders, (vi) Dolce Sub Co shall have failed to obtain the requisite vote of its stockholders, or (vii.) if the conditions set forth in Section 5.3 have not been satisfied, or if the Merger has not been consummated on or before March 25, 2013 for any reason other than the fault of DB.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by NOHO, Dolce Sub Co and DB at any time before or after approval of the Merger by the stockholders of Dolce Sub Co and DB (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 6.6 Return of 12,713,763 shares of NOHO issued pursuant to paragraph 5.3 (e) above. Upon termination of this Agreement pursuant to Section 6, the 12,713,763 shares of NOHO issued pursuant to paragraph 5.3(e) shall be returned to NOHO, and shall be cancelled.

Section 6.7 Resignation of Board Members and Rescission of the cancellation of 19,760,000 shares. Upon termination of this Agreement pursuant to Section 6, the board of directors elected in anticipation of the Closing shall not resign. The 19,760,000 shares of common stock of NOHO being cancelled concurrent with Closing shall be returned to Eric Lindberg, unless otherwise negotiated by the parties.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to Dolce Bevuto, Inc.:
Dolce Bevuto Inc.
John Grdina
8340 East Raintree Dr.
Scottsdale, AZ 85260
If to NOHO, Inc.:
NOHO, Inc.
John Grdina
8340 East Raintree Dr.
Scottsdale, AZ 85260

if to Dolce Sub Co:
Dolce Sub Co
John Grdina
8340 East Raintree Dr.
Scottsdale, AZ 85260

with a copy to:

Stoecklein Law Group, LLP
Donald J. Stoecklein, Esq.
401 West A Street
Suite 1150
San Diego, California 92101
djs@slgseclaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of NOHO or its subsidiaries, or DB, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of NOHO, DB or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which NOHO, DB or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of NOHO, DB or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.12. Conflict Waiver. The parties to this Agreement acknowledge that Stoecklein Law Group has represented both parties to this Agreement prior to the introduction of the parties, and continues to represent both parties with respect to the terms and conditions of this Merger Transaction, and will continue to represent NOHO with its securities matters post Merger. In addition Stoecklein Law Group has a substantial economic interest in the transaction, which has been fully disclosed to both parties. Both parties acknowledge that a conflict does exist in the representation of the parties by Stoecklein Law Group, that both parties have been provided the opportunity to obtain independent counsel or advise on the terms and conditions of this Merger. All parties to this Merger, agree, upon the execution hereof to waive such conflict.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DB:
Dolce Bevuto, Inc.
a Nevada corporation

By:/S/ John Grdina
John Grdina, President

NOHO:
NOHO, Inc.
a Wyoming corporation

By:/S/ John Grdina
John Grdina, President

Dolce Sub Co:
Dolce Sub Co
a Nevada corporation

By:/S/ John Grdina
John Grdina, President

NOHO DISCLOSURE SCHEDULE

Schedule 2.1 Organization	See Amended Articles/Bylaws/Minutes
Schedule 2.2(c) Subsidiary	Dolce Sub Co – 100% owned
Schedule 2.6 Consents & Approvals	None Required – Board Approval of NOHO
Shareholder approval of Dolce Sub Co
Schedule 2.7 No Default	Not Applicable
Schedule 2.8 No Undisclosed Liability	None Exist
Schedule 2.9 Litigation	None Exist
Schedule 2.10 Compliance with Applicable Law	Not Applicable
Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable – None Exist
Section 2.11(b) No Benefit Plans Exist
Section 2.11(c) No Options Exist
Section 2.11(d) No Agreements Exist
Schedule 2.12 Environmental Laws/ Regulations	Not Applicable
Schedule 2.13 Tax Matters	None Exist
Schedule 2.14 Title to Property	None Exist
Schedule 2.15 Intellectual Property	None Exist
Schedule 2.16 Insurance	None Exist
Schedule 2.17 Vote Required	See Dolce Sub Co Stockholder Meeting
Certificate
Directors Approval of NOHO
Schedule 2.18 Tax Treatment	Not Applicable
Schedule 2.19 Affiliates	John Grdina
Schedule 2.20 Certain Business Practices	None Exist
Schedule 2.21 Insider Interest	None Exist
John Grdina
Schedule 2.22 Opinion of Financial Adviser	Waived – None Exist
Schedule 2.23 Broker	None Exist
Schedule 4.1 Conduct of Business	See Amended & Restated Articles

DB DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock	None Exist
Schedule 3.2(c) Capital Stock Rights	None Exist other than as in Articles
Schedule 3.2(d) Securities conversions	None Exist
Schedule 3.2 (f) Subsidiaries	None Exist
Schedule 3.6 Consents & Approvals	None Required other than Stockholders
Schedule 3.7 No Default	Not Applicable
Schedule 3.8 No Undisclosed Liability	None Exist
Schedule 3.9 Litigation	None Exist
Schedule 3.10 Compliance with Applicable Law	Not Applicable
Schedule 3.11 Employee Benefit Plans	Section 3.11(c) No Options Exist
Section 3.11(e) No Agreements Exist
Schedule 3.12 Environmental Laws/ Regulations	Not Applicable
Schedule 3.13 Tax Matters	None Exist
Schedule 3.14 Title to Property	None Exist
Schedule 3.15(b) Intellectual Property	None Exist
Schedule 3.16 Insurance	None Exist
Schedule 3.17 Vote Required	See Stockholder Meeting Certificate
Schedule 3.18 Tax Treatment	Not Applicable
Schedule 3.19 Affiliates	John Grdina
Schedule 3.20 Certain Business Practices	None Exist
Schedule 3.21 Insider Interest	None Exist
Schedule 3.22 Opinion of Financial Adviser	Waived – None Exist
Schedule 2.23 Broker	None Exist
Schedule 4.2 Conduct of Business	See Amended & Restated Articles